EXHIBIT 23.3


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         We consent to the incorporation by reference of our report dated February 16, 1999 in this Form S-3 Registration Statement of Dendrite International, Inc. with respect to the balance sheets of CorNet International, Ltd. as of December 31, 1998 and 1997, and the related statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the June 30, 1999 quarterly report on Form 10-Q of Dendrite International, Inc., and to the reference to our firm under the heading "Experts" in this prospectus.


                                              /s/KPMG LLP
                                              KPMG LLP

Allentown, Pennsylvania
November 19, 1999